NW NATURAL GAS STORAGE, LLC CONFIDENTIAL INTEROFFICE MEMORANDUM

TO:	RICK DANIEL

FROM:	GREGG KANTOR

SUBJECT:	RETENTION AGREEMENT

DATE:	9/13/2010

CC:	KIM KING, KEITH WHITE

I want you to know that NW Natural Gas Storage, LLC (the “Company”) has appreciated your willingness to take on the President role for the Company. You are viewed as a critical employee and your past and future services to the Company are highly valued. To encourage you to continue your employment with NW Natural Gas Storage, LLC, the Company is offering you the following special payments (the “Retention Bonus”):

•
You will be eligible for the following special payments (three payments totaling $100,000) should you continue your employment with NW Natural Gas Storage, LLC in the role of President based upon the following schedule:

o	$33,000-if still successfully employed as of 4-30-11

o	$33,000-if still successfully employed as of 7-31-11

o	$34,000-if still successfully employed as of 10-31-11

•
In addition, should you terminate your employment after 4-30-11 and before the payment date for 2011 AIP awards, you will be eligible for an amount equivalent to a prorated Annual Incentive Plan award (Prorated AIP Equivalent) if any is earned.  Pro-ration will be based upon the number of days worked in the calendar year 2011.  You will be paid after the completion of 2011 and no later than March 15, 2012.

The payments comprising the Retention Bonus and the Prorated AIP Equivalent are each subject to applicable payroll deductions and tax withholding and may constitute taxable income to you.  You are responsible for all tax obligations and should consult with your own tax advisor regarding the tax treatment of the Retention Bonus and the Prorated AIP Equivalent.

In order to be eligible for this Retention Bonus and Prorated AIP Equivalent you must:

1.
Remain employed with NW Natural Gas Storage, LLC in the role of President through the payment dates specified above.  If you leave the Company voluntarily or involuntarily for cause prior to the payment dates specified, you will automatically forfeit all rights to the Retention Bonus. Further, if you terminate your employment involuntarily for reasons of cause, you will forfeit all rights to the Prorated AIP Equivalent.   For purposes of this agreement, “cause” is defined on page 4 section 4.ii in your CIC agreement.  In the event of a termination in which the circumstances of this termination enable you to be eligible for the benefits outlined in the CIC agreement , you would be ineligible to receive any unpaid Retention Bonus and the Prorated AIP Equivalent.

2.	Maintain an acceptable level of performance during this period as determined by the NW Natural Gas Storage, LLC Board.

3.	Agree that you will keep this opportunity confidential.

4.
Agree to keep confidential the terms and conditions of this memorandum as well as the content of discussions pertaining to the offer explained above. You may, however, discuss the offer with your attorney, financial advisor or immediate family members on a confidential basis.

Upon signing this agreement, the company agrees to increase your vacation accrual from 6 weeks per year to 8 weeks per year.

Should you have any questions about this memorandum you may contact me or Kim King (ext. 5728).

Again, thank you for your many contributions to date and those we anticipate in the future. I am pleased to provide this Retention Bonus and other special compensation opportunities to you in recognition of your past and future contributions and in exchange for your continued service to the Company. Please acknowledge your acceptance of the opportunity described above and your agreement to maintain confidentiality by signing and returning this memorandum to me or Kim King no later than September 13, 2010.

/s/Rick Daniel                                                           /s/Gregg Kantor

(Sign & date)                                                           (Sign & date)

NW Natural Gas Storage, LLC                              NW Natural Gas Storage, LLC

Rick Daniel, President                                            Gregg Kantor, Chairperson of the Board